Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Invitrogen Corporation for the registration of $450,000,000 of 1.5% Convertible Senior Notes due 2024 and 4,410,675 shares of its common stock issuable on conversion of the Notes, to be filed on or about May 18, 2004 and to the incorporation by reference therein of our report dated February 5, 2004, except for Note 14, as to which the date is February 19, 2004, with respect to the 2003 and 2002 consolidated financial statements and schedule of Invitrogen Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

May 11, 2004